250 Glen Street Glens Falls, NY
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports Record Earnings for 2014; Over 11% Loan Growth

•	Net income for 2014 reached a new record high of $23.4 million.

•	Diluted earnings per share was a record $1.85 for the twelve months of 2014; it was $0.50 in the fourth quarter, up 8.7% over the comparable 2013 quarter.

•	Fourth-quarter net interest income rose 6.7%, or $1.1 million, year over year.

•	Record period-end loan portfolio balances, with loan growth of 11.6% since our prior year-end.

•	Income from fiduciary activities was up 10.9% for the twelve months of 2014 as compared to 2013.

GLENS FALLS, N.Y. (January 21, 2015) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and twelve-month periods ended December 31, 2014. Net income for the fourth quarter of 2014 was $6.4 million, an increase of $585,000, or 10.1%, from net income of $5.8 million for the fourth quarter of 2013. Diluted earnings per share (EPS) for the quarter was $0.50, an increase of 8.7% from the comparable 2013 quarter, when diluted EPS was $0.46. For the year ended December 31, 2014, net income was a record $23.4 million, up 7.2% over net income of $21.8 million for 2013, while diluted EPS was a record $1.85, up 6.9% over $1.73 in 2013. Return on average equity and return on average assets were 11.79% and 1.07%, respectively, for the year ended December 31, 2014, as compared to 12.11% and 1.04%, respectively, for 2013.

Arrow President and CEO Tom Murphy stated, "Arrow's 2014 performance was very strong, thanks to the combined efforts of our team. A major highlight for the year was the double-digit growth of our loan portfolio to a record high at year-end, while maintaining our commitment to strong asset quality. Record highs were also reached for net income, assets under trust administration and total equity at year-end, and our profitability measurements remained strong. I am very proud of our entire staff for achieving these results."

The following list expands on our fourth-quarter and year-to-date results:

Net Interest Income: Our net interest income, on a tax-equivalent basis, increased $1.1 million, or 6.7%, in the fourth quarter of 2014, as compared to the fourth quarter of 2013, due primarily to an increase in the average level of interest-earning assets between the periods and a decrease in our cost of funds. Our tax-equivalent net interest margin was 3.17% for the fourth quarter of 2014, up from 3.06% in the fourth quarter of 2013, although down slightly from 3.21% in the third quarter of 2014. While the yield on earning assets held steady compared to the prior-year period, the cost of our interest-bearing liabilities decreased significantly as these liabilities have continued to reprice downward in this low interest rate environment. Our average cost of funds in the fourth quarter of 2014, as compared to the prior-year period, fell 12 basis points from 0.40% to 0.28%; our average yield on earning assets increased by one basis point.

Loan Growth: At December 31, 2014, our loan portfolio reached a record high of $1.413 billion, up $146.8 million, or 11.6%, from the prior-year level, due to growth in all three of our major segments: residential real estate, commercial and commercial real estate, and automobile.

The outstanding balance of our residential real estate loan portfolio at December 31, 2014, was 16.5% higher than at year-end 2013. During 2014, we originated over $131.2 million of residential real estate loans, up 10.3% from approximately $118.9 million in 2013. We retained more residential real estate loan originations in 2014 than we sold as yields began to rise. Our gain on the sale of residential real estate loan originations in 2014 was significantly less than our gain on the sale of originations in 2013 due both to a decrease in the amount of loans sold and to a narrowing of the premium received on these sales.

Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at December 31, 2014, rose to a record high of $1.227 billion, an increase of $52 million, or 4.5%, from the December 31, 2013, balance of $1.175 billion. The growth in balances was generally attributable to an increase in the market value of accounts, principally reflecting improvements in the equity markets during the year, and the addition of new accounts. For the 2014 fourth quarter, income from fiduciary activities of $1.8 million was up 6.6% from the same period in 2013.

Insurance Agency Operations: Insurance income for 2014 rose $560,000, or 6.3%, to $9.5 million from $8.9 million in 2013. This increase was attributable to organic growth of insurance commissions within our agency operations.

Asset Quality: Asset quality remained strong, as measured by our low level of nonperforming assets and charge-offs. Nonperforming assets of $8.2 million at December 31, 2014, represented only 0.37% of period-end assets, a ratio that is below industry averages and unchanged from the prior year-end. Our net loan losses for the full year were 0.05% for 2014 and 0.09% for 2013. Net loan losses for the fourth quarter of 2014, expressed as an annualized percentage of average loans outstanding, were 0.05%, also lower than our peer group and industry averages.

Our allowance for loan losses was $15.6 million at December 31, 2014, which represented 1.10% of loans outstanding, a decrease of four basis points from our ratio of 1.14% at year-end 2013.

Cash and Stock Dividends: A cash dividend of $0.25 per share was paid to our shareholders in the fourth quarter of 2014, 2% higher than the cash dividend paid in the 2013 quarter. This represents the 21st consecutive year of an increased cash dividend. In September 2014, we distributed a 2% stock dividend. All prior-period and per share data have been adjusted accordingly.

Capital: Total shareholders’ equity grew to a record $200.9 million at period-end, an increase of $8.8 million, or 4.6%, above the year-end 2013 balance. Arrow's capital ratios remained strong in 2014. At December 31, 2014, the Tier 1 leverage ratio at the holding company level was 9.44%, up from 9.19% at year-end 2013, and total risk-based capital ratio was 15.54%, as compared to 15.77% for the prior year. The capital ratios of the Company and both of its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standards, which places us in the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the nine-month period ended September 30, 2014, in which our return on average equity (ROE) was 11.52%, as compared to 8.44% for our peer group.

Our ratio of loans 90 days past due and accruing, plus nonaccrual loans to total loans was 0.55% as of September 30, 2014, as compared to 1.14% for our peer group, while our annualized net loan losses of 0.06% for the year-to-date period ending September 30, 2014, were well below the peer result of 0.15%.

Overall, our operating results and asset quality ratios have withstood the economic stress of recent years much better than most banks in our national peer group.

Industry Recognition: In the fourth quarter, Arrow was named to the Sandler O’Neill "Sm-All Stars Class of 2014," a list of 35 top-performing small-cap banks and thrifts in the country. To create the list, Sandler O’Neill + Partners, L.P. evaluated all 443 publicly traded banks and thrifts with a market cap between $25 million and $2.5 billion based on growth, profitability, credit quality and capital strength metrics. Arrow was one of a dozen newcomers named to the Class of 2014, and the only bank based in Upstate New York.

In addition, Arrow's banking subsidiaries were each recognized as a 5-Star Superior bank by BauerFinancial, Inc., a national bank rating and research firm, based on September 30, 2014, financial data. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 31 and 23 quarters, respectively.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,758	$13,040	$53,194	$51,319
Interest on Deposits at Banks	39	32	80	89
Interest and Dividends on Investment Securities:
Fully Taxable	1,986	1,912	7,954	6,903
Exempt from Federal Taxes	1,357	1,475	5,633	5,827
Total Interest and Dividend Income	17,140	16,459	66,861	64,138
INTEREST EXPENSE
NOW Accounts	377	474	1,722	2,461
Savings Deposits	176	239	839	1,024
Time Deposits of $100,000 or More	144	277	770	1,198
Other Time Deposits	269	433	1,354	1,962
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	7	4	22	18
Federal Home Loan Bank Advances	103	141	490	680
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	143	145	570	579
Total Interest Expense	1,219	1,713	5,767	7,922
NET INTEREST INCOME	15,921	14,746	61,094	56,216
Provision for Loan Losses	441	—	1,848	200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,480	14,746	59,246	56,016
NONINTEREST INCOME
Income From Fiduciary Activities	1,828	1,715	7,468	6,735
Fees for Other Services to Customers	2,337	2,351	9,261	9,407
Insurance Commissions	2,267	2,287	9,455	8,895
Net Gain on Securities Transactions	—	—	110	540
Net Gain on Sales of Loans	282	189	784	1,460
Other Operating Income	346	335	1,238	1,024
Total Noninterest Income	7,060	6,877	28,316	28,061
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,638	8,068	30,941	31,182
Occupancy Expenses, Net	2,067	2,008	8,990	8,285
FDIC Assessments	289	280	1,117	1,080
Other Operating Expense	3,305	3,029	12,980	12,656
Total Noninterest Expense	13,299	13,385	54,028	53,203
INCOME BEFORE PROVISION FOR INCOME TAXES	9,241	8,238	33,534	30,874
Provision for Income Taxes	2,872	2,454	10,174	9,079
NET INCOME	$6,369	$5,784	$23,360	$21,795
Average Shares Outstanding[1]:
Basic	12,614	12,586	12,604	12,542
Diluted	12,655	12,634	12,633	12,573
Per Common Share:
Basic Earnings	$0.50	$0.46	$1.85	$1.74
Diluted Earnings	0.50	0.46	1.85	1.73
[1] Share and per share data have been restated for the September 29, 2014, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Cash and Due From Banks	$35,081	$37,275
Interest-Bearing Deposits at Banks	11,214	12,705
Investment Securities:
Available-for-Sale	366,139	457,606
Held-to-Maturity (Approximate Fair Value of $308,566 at December 31, 2014, and $302,305 at December 31, 2013)	302,024	299,261
Other Investments	4,851	6,281
Loans	1,413,268	1,266,472
Allowance for Loan Losses	(15,570)	(14,434)
Net Loans	1,397,698	1,252,038
Premises and Equipment, Net	28,488	29,154
Goodwill	22,003	22,003
Other Intangible Assets, Net	3,625	4,140
Other Assets	46,297	43,235
Total Assets	$2,217,420	$2,163,698
LIABILITIES
Noninterest-Bearing Deposits	$300,786	$278,958
NOW Accounts	871,671	817,366
Savings Deposits	524,648	498,779
Time Deposits of $100,000 or More	61,797	78,928
Other Time Deposits	144,046	168,299
Total Deposits	1,902,948	1,842,330
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	19,421	11,777
Federal Home Loan Bank Overnight Advances	41,000	53,000
Federal Home Loan Bank Term Advances	10,000	20,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Other Liabilities	23,125	24,437
Total Liabilities	2,016,494	1,971,544
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,079,376 Shares Issued at December 31, 2014, and 16,744,486 Shares Issued at December 31, 2013)	17,079	16,744
Additional Paid-in Capital	239,721	229,290
Retained Earnings	29,458	27,457
Unallocated ESOP Shares (71,748 Shares at December 31, 2014, and 87,641 Shares at December 31, 2013)	(1,450)	(1,800)
Accumulated Other Comprehensive Loss	(7,166)	(4,373)
Treasury Stock, at Cost (4,386,001 Shares at December 31, 2014, and 4,296,723 Shares at December 31, 2013)	(76,716)	(75,164)
Total Stockholders’ Equity	200,926	192,154
Total Liabilities and Stockholders’ Equity	$2,217,420	$2,163,698

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Net Income	$6,369	$6,147	$5,524	$5,320	$5,784
Transactions Recorded in Net Income (Net of Tax):
Net Gain (Loss) on Securities Transactions	—	83	(16)	—	—
Net Gain on Sales of Loans	171	129	100	74	114
Share and Per Share Data:[1]
Period End Shares Outstanding	12,622	12,605	12,597	12,597	12,607
Basic Average Shares Outstanding	12,614	12,606	12,595	12,602	12,586
Diluted Average Shares Outstanding	12,655	12,621	12,616	12,613	12,634
Basic Earnings Per Share	$0.50	$0.49	$0.44	$0.42	$0.46
Diluted Earnings Per Share	0.50	0.49	0.44	0.42	0.46
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.25
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$58,048	$15,041	$22,486	$17,184	$46,853
Investment Securities	664,334	653,702	712,088	755,008	762,768
Loans	1,401,601	1,361,347	1,328,639	1,284,649	1,254,957
Deposits	1,962,698	1,861,115	1,900,399	1,887,589	1,904,922
Other Borrowed Funds	56,185	67,291	60,900	68,375	62,038
Shareholders’ Equity	202,603	199,518	196,478	194,127	184,506
Total Assets	2,247,576	2,154,307	2,183,611	2,176,038	2,176,264
Return on Average Assets	1.12%	1.13%	1.01%	0.99%	1.05%
Return on Average Equity	12.47%	12.22%	11.28%	11.11%	12.44%
Return on Tangible Equity[2]	14.28%	14.04%	12.99%	12.84%	14.50%
Average Earning Assets	$2,123,983	$2,030,090	$2,063,213	$2,056,841	$2,064,578
Average Paying Liabilities	1,716,699	1,626,327	1,680,149	1,678,080	1,686,993
Interest Income, Tax-Equivalent	18,213	17,834	17,837	17,439	17,633
Interest Expense	1,219	1,399	1,555	1,594	1,713
Net Interest Income, Tax-Equivalent	16,994	16,435	16,282	15,845	15,920
Tax-Equivalent Adjustment	1,073	1,074	1,142	1,173	1,174
Net Interest Margin [3]	3.17%	3.21%	3.17%	3.12%	3.06%
Efficiency Ratio Calculation:
Noninterest Expense	$13,299	$13,526	$13,737	$13,466	$13,385
Less: Intangible Asset Amortization	(94)	(94)	(94)	(106)	(108)
Net Noninterest Expense	$13,205	$13,432	$13,643	$13,360	$13,277
Net Interest Income, Tax-Equivalent	$16,994	$16,435	$16,282	$15,845	$15,920
Noninterest Income	7,060	7,351	7,019	6,886	6,877
Less: Net Securities Gains	—	(137)	27	—	—
Net Gross Income	$24,054	$23,649	$23,328	$22,731	$22,797
Efficiency Ratio	54.90%	56.80%	58.48%	58.77%	58.24%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$200,926	$200,089	$197,616	$194,491	$192,154
Book Value per Share	15.92	15.87	15.69	15.44	15.24
Intangible Assets	25,628	25,747	25,868	25,999	26,143
Tangible Book Value per Share [2]	13.89	13.83	13.63	13.38	13.17
Capital Ratios:
Tier 1 Leverage Ratio	9.44%	9.68%	9.39%	9.30%	9.19%
Tier 1 Risk-Based Capital Ratio	14.47%	14.41%	14.49%	14.55%	14.70%
Total Risk-Based Capital Ratio	15.54%	15.48%	15.57%	15.62%	15.77%
Assets Under Trust Administration and Investment Management	$1,227,179	$1,199,930	$1,214,841	$1,182,661	$1,174,891

1Share and Per Share Data have been restated for the September 29, 2014, 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2014	12/31/2013
Loan Portfolio
Commercial Loans	$99,511	$87,893
Commercial Construction Loans	18,815	27,815
Commercial Real Estate Loans	321,297	288,119
Other Consumer Loans	7,665	7,649
Consumer Automobile Loans	429,376	394,204
Residential Real Estate Loans	536,604	460,792
Total Loans	$1,413,268	$1,266,472
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,293	$14,584
Loans Charged-off	(251)	(246)
Recoveries of Loans Previously Charged-off	87	96
Net Loans Charged-off	(164)	(150)
Provision for Loan Losses	441	—
Allowance for Loan Losses, End of Quarter	$15,570	$14,434
Nonperforming Assets
Nonaccrual Loans	$6,899	$6,479
Loans Past Due 90 or More Days and Accruing	537	652
Loans Restructured and in Compliance with Modified Terms	333	641
Total Nonperforming Loans	7,769	7,772
Repossessed Assets	81	63
Other Real Estate Owned	312	81
Total Nonperforming Assets	$8,162	$7,916
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.05%	0.05%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.12	—%
Allowance for Loan Losses to Period-End Loans	1.10%	1.14%
Allowance for Loan Losses to Period-End Nonperforming Loans	200.41%	185.71%
Nonperforming Loans to Period-End Loans	0.55%	0.61%
Nonperforming Assets to Period-End Assets	0.37%	0.37%
Twelve-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$14,434	$15,298
Loans Charged-off	(1,021)	(1,411)
Recoveries of Loans Previously Charged-off	309	347
Net Loans Charged-off	(712)	(1,064)
Provision for Loan Losses	1,848	200
Allowance for Loan Losses, End of Year	$15,570	$14,434
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.05%	0.09%
Provision for Loan Losses to Average Loans	0.14%	0.02%